Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

April 17, 2013

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Home > Our Products > Silver Shares Covered Call ETN

The Silver Shares Covered Call ETNs are linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index, which seeks to track the return of a "covered call" strategy on the shares of the iShares® Silver Trust (the "SLV Shares"). The ETNs pay a monthly variable coupon based on the notional option premiums received from the sale of covered call options within the index. The index reflects changes in the price of the SLV Shares and the notional option premiums received from the sale of monthly call options on the SLV Shares less notional trading costs incurred in connection with the covered call strategy. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Overview Index Components FAQs
Product Data (as of 16 Apr 2013)
Closing Price:	$20.00
ETNs Outstanding:	0
Market Capitalization*:	$0
* Market Capitalization = Closing Price x ETNs Outstanding

Market Data (as of 16 Apr 2013)
Closing Price:	$20.00		High (Daily):	$20.00
Net Change (Daily):	$0.00		Low (Daily):	$20.00
% Change (Daily):	0.00%		Volume:	0
Most Recent Monthly Coupon:		20-Day Volume Average:		0
Most Recent Monthly Coupon Annualized
Yield:

Profile
Primary Exchange:	NASDAQ	Annual Investor Fee:	0.65%
ETN Ticker	SLVO	Underlying Silver FLOWS 106 Index Ticker	QSLVO
		Index Ticker:
Bloomberg ETN Keystroke:	SLVO<EQUITY><GO>	CUSIP:	22542D449
Inception Date:	16 Apr 2013	Maturity Date:	21 Apr 2033

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Copyright © 1997 - 2013 CREDIT SUISSE GROUP AG and/or its affiliates. All rights reserved. Terms of Use, Privacy Policy and Global Patriot Act Certificate.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and such offering. You may obtain documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any underwriter or any agent or any dealer participating in any relevant offering will arrange to send you the prospectus and the relevant offering document(s) if you so request them by calling toll-free 1-800-221-1037. The securities related to the offering are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

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ETN Home       About ETNs       Our Products       News

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Home > Our Products > Silver Shares Covered Call ETN

The Silver Shares Covered Call ETNs are linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index, which seeks to track the return of a "covered call" strategy on the shares of the iShares® Silver Trust (the "SLV Shares"). The ETNs pay a monthly variable coupon based on the notional option premiums received from the sale of covered call options within the index. The index reflects changes in the price of the SLV Shares and the notional option premiums received from the sale of monthly call options on the SLV Shares less notional trading costs incurred in connection with the covered call strategy. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Overview Index Components FAQs
Credit Suisse Nasdaq Silver FLOWS 106 Index Components
Index Component	Ticker	Weight in Index*
SLV Shares	SLV UP Equity	99.41%
Old Options	SLV 5/18/13 C28	-0.29%
New Options	-	-
Cash	n/a	0.88%

* These weights and Index Components are as of April 15, 2013

Accessibility

Copyright © 1997 - 2013 CREDIT SUISSE GROUP AG and/or its affiliates. All rights reserved. Terms of Use, Privacy Policy and Global Patriot Act Certificate.

Exchange Traded Notes	Sign Up Contact Us

ETN Home       About ETNs       Our Products       News

By Strategy

By Asset Class

By Investment Objective

Home > Our Products > Silver Shares Covered Call ETN

The Silver Shares Covered Call ETNs are linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index, which seeks to track the return of a "covered call" strategy on the shares of the iShares® Silver Trust (the "SLV Shares"). The ETNs pay a monthly variable coupon based on the notional option premiums received from the sale of covered call options within the index. The index reflects changes in the price of the SLV Shares and the notional option premiums received from the sale of monthly call options on the SLV Shares less notional trading costs incurred in connection with the covered call strategy. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Overview       Index Components       FAQs

► What are the SLVO ETNs and how do they work?

► What is the Silver Flows Index and who publishes the level of the Silver Flows Index?

► What is a covered call?

► How will the Coupon Payments be determined for the SLVO ETNs?

► When will the Coupon Payment be paid?

► Will I receive fixed periodic interest on the SLVO ETNs?

► Will my investment track the price of silver?

► How will payment at maturity, upon early redemption or acceleration be determined for the SLVO ETNs?

► What will be the Intraday Indicative Value of the SLVO ETNs?

► How do you sell your SLVO ETNs?

► How do you offer your SLVO ETNs for redemption by Credit Suisse?

► What are some of the risks of the SLVO ETNs?

► Is this the right investment for you?

► Does an investment in the SLVO ETNs entitle you to any ownership interests in the Index Components comprising the Index?

► Will the SLVO ETNs be distributed by our affiliates?

► What is the United States federal income tax treatment of an investment in the SLVO ETNs?

► What is the role of our affiliates?

► Can you tell me more about the effect of Credit Suisse's hedging activity?

► Does ERISA impose any limitations on purchases of the SLVO ETNs?

The following is a summary of frequently asked questions relating to the terms of the Credit Suisse Silver Shares Covered Call Exchange Traded Notes linked to the performance of the Credit Suisse NASDAQ Silver FLOWSTM 106 Index (the "SLVO ETNs"). We urge you to read the following information, together with the other information (including information relating to risks associated with an investment in the SLVO ETNS in the applicable pricing supplement and the accompanying prospectus supplement and prospectus before investing in the SLVO ETNs.

Unless otherwise specified or the context otherwise requires, references to "Credit Suisse", the "Issuer", "we", "us" and "our" are to Credit Suisse AG, acting through its Nassau Branch.

What are the SLVO ETNs and how do they work?

The SLVO ETNs are medium-term notes of Credit Suisse AG ("Credit Suisse"), the return on which is linked to the performance of the Credit Suisse NASDAQ Silver FLOWSTM (Formula-Linked OverWrite Strategy) 106 Index (the "Silver Flows Index").

The SLVO ETNs provide for a variable monthly Coupon Payment based on the Silver Flows Index distribution of the notional premium received in connection with the notional sale of the Options as described in this pricing supplement. Since the amount of any monthly Coupon Payment is uncertain and could be zero, investors should not expect to receive regular periodic interest payments.

The SLVO ETNs do not have a minimum redemption or repurchase value and are fully exposed to any decline in the Silver Flows Index. A decline in the level of the Silver Flows Index will reduce the payment at maturity or upon early repurchase or acceleration of your SLVO ETNs, and you could lose your entire investment.

The denomination and stated principal amount of each SLVO ETN is $20.00. Any SLVO ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent indicative value of the SLVO ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the SLVO ETNs in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the SLVO ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the SLVO ETNs through the accounts those systems maintain with DTC. The SLVO ETNs may be subject to a split or reverse split with a corresponding adjustment to the Closing Indicative Value, the Intraday Indicative Value, the Coupon Payment amount(s) and the Payment at Maturity due with respect to each SLVO ETN which is subject to a split or reverse split. A split or reverse split of the SLVO ETNs will not affect the aggregate stated principal amount of SLVO ETNs held by an investor, other than to the extent of any "partial" SLVO ETNs, but it will affect the number of SLVO ETNs an investor holds, the denominations used for trading purposes and the trading price, and may affect the liquidity, of the SLVO ETNs on the exchange.

An investment in the SLVO ETNs involves significant risks and is not appropriate for every investor. The SLVO ETNs are intended for investors who are familiar with covered call strategies and the risks associated with options and options transactions. Accordingly, the SLVO ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Silver Flows Index which implements a covered call strategy on SLV Shares. Investors should consider their investment horizon as well as potential transaction costs when evaluating an investment in the SLVO ETNs and should regularly monitor their holdings of the SLVO ETNs to ensure that they remain consistent with their investment strategies.

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What is the Silver Flows Index and who publishes the level of the Silver Flows Index?

The SLVO ETNs are linked to the Silver Flows Index. The level of the Silver Flows Index will be published by NASDAQ OMX, as Index Calculation Agent.

The Silver Flows Index measures the return of a "covered call" strategy on the SLV Shares by reflecting changes in the price of the SLV Shares and the notional option premiums received from the notional sale of monthly call options on the SLV Shares. The Silver Flows Index strategy consists of a hypothetical notional portfolio that takes a "long" position in SLV Shares and sells a succession of notional, approximately one-month, call options on the SLV Shares with a strike price of approximately 106% of the price of the SLV Shares exercisable on the option expiration date (the "Options" and, together with the long position in SLV Shares, the "Index Components"). The notional sale of the Options is "covered" by the notional long position in the SLV Shares. The long position in the SLV Shares and the "short" call options are held in equal notional amounts (i.e., the short position in each Option is "covered" by the long position in the SLV Shares).

This strategy is intended to provide exposure to silver through the notional positions in the SLV Shares and the Options that seeks to (i) generate periodic cash flows that a direct long-only ownership position in the SLV Shares would not, (ii) provide a limited offset to losses from downside market performance in the SLV Shares via the cash flows from Option premiums and (iii) provide limited potential upside participation in the performance of the SLV Shares. The level of the Silver Flows Index on any day reflects the value of the notional long position in the SLV Shares and the notional Option premium, reduced based on the value of the Options then outstanding and notional transaction costs. The Silver Flows Index and, as a result, the SLVO ETNs will not participate in the potential upside of the SLV Shares beyond the applicable strike price of the Options. As a result, the monthly appreciation of the Silver Flows Index is capped at 6%, which appreciation may be offset by changes in the price of the SLV Shares during the roll period and notional transaction costs in implementing the covered call strategy. By contrast, the Silver Flows Index's exposure to any decline in the price of the SLV Shares is not limited. In addition, because the notional Option premiums will be notionally distributed out of the Silver Flows Index each month (rather than being reinvested in the Silver Flows Index), the level of the Silver Flows Index and the value of the SLVO ETNs should be expected to decline each month in connection with the Index Distribution and Coupon Payment.

The Silver Flows Index measures the performance of the Index Components by incorporating the value of the option premiums deemed received from selling notional call options on the SLV Shares, which value is paid to holders of the SLVO ETNs in the form of a variable monthly Coupon Payment based on the Silver Flows Index distribution of the notional premium received in connection with the sale of the Options. The premiums generated from the notional sales of the Options will be subtracted monthly from the Silver Flows Index at the end of the following roll period and paid to holders of the SLVO ETNs in the form of a Coupon Payment.

The rules for the Silver Flows Index were developed by CSI and NASDAQ OMX (the "Index Sponsors"). The Silver Flows Index was established on March 28, 2013 with a base date of December 26, 2008 and a base value of 10,000.

NASDAQ OMX, or another party designated by the Index Sponsors, will act as the index calculation agent (the "Index Calculation Agent") and will be responsible for the calculation of the level of the Silver Flows Index, using the data and methodologies described herein and as determined by the Index Sponsors. The Silver Flows Index is reported on Bloomberg under the ticker symbol "QSLVO " approximately every fifteen (15) seconds during normal trading hours, and the Closing Level of the Silver Flows Index for each Trading Day is published by 5:00 p.m. (New York City time) on each such day.

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What is a covered call?

Generally, call options give the purchaser of the call option the right to buy an underlying asset, such as the SLV Shares, for a fixed price (the "strike" or "exercise" price) on a certain date (the "expiration"). The buyer of a call option is long the underlying asset at the strike price. A covered call is a transaction in which a seller of call options owns a corresponding amount of the underlying asset, such as the SLV Shares. The option seller's long position in the underlying asset is said to provide the "cover" as the underlying asset can be delivered to the buyer of the call if the buyer decides to exercise its call option. Writing or selling a call option generates income in the form of the premium paid by the option buyer.

If the price of the underlying asset ends up at or below the strike price then the return (compared to a long-only position in the underlying asset) is increased by the premium received. If the price of the underlying asset ends up above the strike price then the return is capped at a price equivalent to the strike plus the premium received. However, the market risk of the underlying asset is not eliminated. Covered call strategies are not appropriate for all market environments. In a consistently upward-trending market or in an extremely volatile market, a covered call strategy can underperform a long-only investment in the underlying asset, because it will fail to capture all of the potential upside and can miss out on significant gains. Additionally, if the underlying asset price declines, a covered call strategy may result in a loss.

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How will the Coupon Payments be determined for the SLVO ETNs?

On each Coupon Payment Date, for each $20.00 principal amount SLVO ETN, you will be entitled to receive a variable cash payment equal to the Closing Indicative Value on the Index Business Day immediately preceding the relevant Index Distribution Date multiplied by the Coupon Percentage for that Index Distribution Date. The Coupon Payment will be paid on the Coupon Payment Date to the holder of record on the applicable Coupon Record Date. No Coupon Payment will be due or payable in the event you elect to offer your SLVO ETNs for early redemption or we accelerate the maturity of the SLVO ETNs.

The Coupon Percentage in respect of an Index Distribution Date will be the Distribution for such Index Distribution Date divided by the

Closing Level of the Silver Flows Index the Index Business Day immediately preceding the Index Distribution Date. The Distribution represents the notional monthly call premium earned on the sale of the call options written on the SLV Shares during the immediately preceding Index Rebalancing Period pursuant to the Silver Flows Index methodology.

The premiums generated from the notional sales of the Options will be subtracted monthly from the Silver Flows Index and paid to holders of the SLVO ETNs in the form of a Coupon Payment, the amount of which is determined based on the notional premiums received from the sale of the Options during the preceding Index Rebalancing Period as described below.

The "Index Rebalancing Period" refers to the five (5) consecutive Index Calculation Days beginning on and including the Index Calculation Day that is ten (10) calendar days prior to the Expiry Date (as defined in the relevant pricing supplement) of the relevant Options (each, a "Roll Date"). The Index will be rebalanced at the end of each Roll Date in accordance with the following steps:

First, on the Index Calculation Day preceding the first Roll Date of each month, the strike price of the new option is determined. The strike price will be the lowest listed strike price that is above 106% of the price per Share as of the 4:00 p.m. New York City time on such date of determination. Then, the Index will roll its monthly exposure over the next five (5) consecutive Index Calculation Days. The roll percentage is the proportion of the expiring position being rolled into a new position on each Roll Date and generally will equal 20%. In the event that one or more roll disruptions result in there being fewer than five (5) scheduled Index Calculation Days prior to option expiration, the roll percentage will be greater than 20%, and in the event of an extraordinary roll disruption, the roll percentage may be up to 100%.

At the end of the first Roll Date, and on each successive Roll Date of such Index Rebalancing Period, the Index will notionally sell the new Option. Additionally, as of the end of each such Roll Date, the Index will hypothetically close out through repurchase 20.00% (or such greater amount in the event roll disruptions) of the Options notionally sold during the previous Index Rebalancing Period (the expiring Options); the Index will notionally liquidate SLV Shares Units in an amount sufficient to fund the notional repurchase.

Finally, on the last Roll Date of such Index Rebalancing Period, the Index will determine the amount of the notional Option premium, which will, on the close of the last Roll Date of the next following Index Rebalancing Period, be subtracted from the Index as a Distribution and paid to holders of the SLVO ETNs in the form of the Coupon Payment.

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When will the Coupon Payment be paid?

The Coupon Payment Date will be the later of (a) the 25th day of each calendar month, provided that, if such day is not a Business Day, the Coupon Payment will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Coupon Payment will be made on the immediately preceding day that is a Business Day, and (b) the day that is six (6) Business Days following the Index Distribution Date; provided that in the event that any adjustment is made to the Coupon Payment Date, the relevant Coupon Payment amount shall not be affected by such adjustment and no additional amount will accrue or be payable in respect of such Coupon Payment during the period from and after the originally scheduled Coupon Payment Date. The Coupon Payment will be paid on the Coupon Payment Date to the holder of record on the applicable Coupon Record Date. The Coupon Record Date will be the third scheduled Business Day prior to such Coupon Payment Date.

An Index Distribution Date will be the date on which the Distribution is subtracted from the level of the Index pursuant to the rules of the Index, which will occur on the last day of a given roll period.

The Coupon Payment is calculated by reference to the notional Distribution from the Index, which will decrease the level of the Index (and therefore the value of the SLVO ETNs), as the Distribution comes directly from the notional portfolio reflected by the Index Components. When the Distribution is subtracted from the Index on the Index Distribution Date, the Coupon Payment amount will be added to the Closing Indicative Value and the Intraday Indicative Value of the SLVO ETNs up to the Ex-Coupon Date. At the market opening on the Ex-Coupon Date, the SLVO ETNs will trade on an ex-coupon basis, adjusted for the amount of the Coupon Payment, meaning that the Coupon Payment amount will no longer be included in the Closing Indicative Value or the Intraday Indicative Value of the SLVO ETNs. For a holder to receive the upcoming Coupon Payment, the holder must own the SLVO ETNs on the Coupon Record Date.

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Will I receive fixed periodic interest on the SLVO ETNs?

No. We will not make any fixed periodic payments of interest during the term of the SLVO ETNs, although you will be entitled to receive variable monthly Coupon Payments based on the Index distribution of the notional option premiums received from the notional sale of monthly call options on the SLV Shares, as described in this pricing supplement. Since the amount of any monthly Coupon Payment is uncertain and could be zero, investors should not expect to receive regular periodic interest payments.

Unless the SLVO ETNs are redeemed or accelerated, you will not receive any other payments on the SLVO ETNs prior to maturity of the SLVO ETNs. In addition, no Coupon Payment will be due or payable in the event you elect to offer your notes for early redemption or we accelerate the maturity of the notes.

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Will my investment track the price of silver?

The SLVO ETNs should not be expected to track the price of silver because of the fees and expenses applied to each of the SLV Shares and the SLVO ETN as well as the design of the Index methodology which limits upside participation in any appreciation of the SLV Shares.

A covered call strategy limits participation in the appreciation of the underlying asset, in this case the SLV Shares. As a result, an investment in the SLVO ETNs is not the same as an investment directly linked to the performance of the SLV Shares or silver bullion, the price of which the SLV Shares seek to track. The Options included in the Index limit the Index's participation in the appreciation of the SLV Shares to the strike price of each Option during its term. Consequently, the Index will not participate as fully in the appreciation of the SLV Shares as would an investment linked directly to the SLV Shares or a direct investment in silver bullion. In general, if the price of the SLV Shares increases above the strike price of the Options by an amount that exceeds the premium received from the sale of the Options, the value of the covered call strategy will be less than the value of a direct investment in the SLV Shares.

The maximum gains on the appreciation of SLV Shares that comprise the Index are limited, and thus will affect the value of your SLVO ETNs. You will not benefit from any increase in the SLV Shares above the call strike price. If the price of the SLV Shares is at the strike price, the covered call strategy will not experience additional gains because gains in the price of the SLV Shares will generally be offset by the value of the outstanding Options. As a result, the monthly appreciation of the Index is capped at 6%, which appreciation may be offset by changes in the price of the SLV Shares during the roll period and notional transaction costs in implementing the covered call strategy. By contrast, the Index's exposure to any decline in the price of the SLV Shares is not limited.

In addition, the level of the Index is reduced by notional transaction costs and the value of the SLVO ETNs is reduced by the Investor Fee. Because the Index, the SLV Shares and the SLVO ETNs are each subject to fees and costs and the value of the SLVO ETNs will decline each month in connection with the Index Distribution and Coupon Payment, the performance of the SLVO ETNs should not be expected to mirror the performance of the price of silver.

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How will payment at maturity, upon early redemption or acceleration be determined for the SLVO ETNs?

Unless your SLVO ETNs have been previously redeemed or accelerated, the SLVO ETNs will mature on April 21, 2033 (the "Maturity Date"), provided that the maturity of the SLVO ETNs may be extended at our option as described in the applicable pricing supplement.

Payment at Maturity

If your SLVO ETNs have not been previously redeemed or accelerated, at maturity you will receive a cash payment per SLVO ETN equal to the "Final Indicative Value", which will be the arithmetic average of the Closing Indicative Value on each of the immediately preceding five (5) Trading Days to and including the Final Valuation Date (the "Final Valuation Period"), as calculated by the Calculation Agent. We refer to the amount of such payment as the "Payment at Maturity." If the Final Indicative Value is zero, the Payment at Maturity will be zero. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. In addition, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date will be postponed until the date three (3) Business Days following the Final Valuation Date, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date. Any payment on the SLVO ETNs is subject to our ability to pay our obligations as they become due.

The "Closing Indicative Value" on the Inception Date is $20.00 (the "Initial Indicative Value"). The Closing Indicative Value on each calendar day following the Inception Date will be equal to (1) the Current Principal Amount for such calendar day plus (2) for any day on or after the Index Distribution Date but prior to the Ex-Coupon Date for a given month, any accrued but unpaid Coupon Payment amount. The Closing Indicative Value will never be less than zero. If the Intraday Indicative Value of the SLVO ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero. The Closing Indicative Value for each Trading Day will be published on such Trading Day under the Bloomberg ticker symbol "SLVO.IV". The Closing Indicative Value is not the same as the closing price or any other trading price of the SLVO ETNs in the secondary market. The trading price of the SLVO ETNs at any time may vary significantly from their indicative value at such time. If the SLVO ETNs undergo a split or reverse split, the Closing Indicative Value of the SLVO ETNs will be adjusted accordingly.

Such adjustment may adversely affect the trading price and liquidity of the ETNs.The "Current Principal Amount" on each calendar day following the Inception Date will be equal to (1)(a) the Current Principal Amount on the immediately preceding calendar day times (b) the Daily Index Factor on such calendar day minus (2) the Daily Investor Fee on such calendar day. On the Inception Date, the Current Principal Amount will be $20.00.

The "Intraday Indicative Value" of the SLVO ETNs will be calculated and published every fifteen (15) seconds on each Trading Day during normal trading hours under the ticker symbol "SLVO.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. The Intraday Indicative Value at any time is based on the most recent intraday level of the Index. If the Intraday Indicative Value of the SLVO ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

The "Daily Index Factor" on any Index Business Day will equal (a) the Closing Level of the Index on such Index Business Day divided by (b) the Closing Level of the Index on the immediately preceding Index Business Day. The Daily Index Factor is deemed to be one on any day that is not an Index Business Day.

A "Business Day" is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

A "Trading Day" is a day which is (i) an Index Business Day, (ii) an SLVO ETN Business Day and (iii) an Index Component Business Day for each of the Index Components.

An "Index Business Day" is a day on which the level of the Index is calculated and published.

With respect to any Index Component, an "Index Component Business Day" is a day on which trading is generally conducted on any markets on which such Index Component is traded.

An "SLVO ETN Business Day" is a day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca and Nasdaq.

On any calendar day, the "Daily Investor Fee" will be equal to the product of (1)(a) the Current Principal Amount on the immediately preceding calendar day times (b) the Daily Index Factor on such calendar day times (2)(a) the Investor Fee divided by (b) 365. The "Investor Fee" will be equal to 0.65%.

The SLVO ETNs do not guarantee any return of principal. If the level of the Index decreases or does not increase sufficiently to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over the term of the SLVO ETNs, you will receive less than the principal amount of your investment at maturity or upon early redemption or acceleration of the SLVO ETNs.

The "Closing Level" of the Index on any Trading Day will be the closing level published on Bloomberg under the ticker symbol "QSLVO " or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided that, in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Index according to the methodology described below in the applicable pricing supplement.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Payment Upon Early Redemption

Prior to maturity, you may, subject to certain restrictions described below, offer at least the applicable Minimum Redemption Amount or more of your SLVO ETNs to us for redemption on an Early Redemption Date during the term of the SLVO ETNs until April 7, 2033 (or, if the maturity of the SLVO ETNs is extended, five (5) scheduled Trading Days prior to the scheduled Final Valuation Date, as extended). If you elect to offer your SLVO ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per SLVO ETN on the Early Redemption Date equal to the Early Redemption Amount. Any payment you will be entitled to receive on the SLVO ETNs is subject to our ability to pay our obligations as they become due.

You may exercise your early redemption right by causing your broker or other person with whom you hold your SLVO ETNs to deliver a Redemption Notice (as defined herein) to Credit Suisse. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day will be the applicable "Early Redemption Valuation Date". Otherwise, the second following Trading Day will be the applicable Early Redemption Valuation Date.

You must offer for redemption at least 50,000 SLVO ETNs, or an integral multiple of 50,000 SLVO ETNs in excess thereof, at one time in order to exercise your right to cause us to redeem your SLVO ETNs on any Early Redemption Date (the "Minimum Redemption Amount"); provided that we or CSI as the Calculation Agent may from time to time reduce, in whole or in part, the Minimum Redemption Amount. Any such reduction will be applied on a consistent basis for all holders of the SLVO ETNs at the time the reduction becomes effective. If the SLVO ETNs undergo a split or reverse split, the minimum number of SLVO ETNs needed to exercise your right to redeem will remain the same.

The "Early Redemption Date" is the third Business Day following an Early Redemption Valuation Date.

The "Early Redemption Charge" will equal up to 0.125% times the Closing Indicative Value on the Early Redemption Valuation Date.

The "Early Redemption Amount" is a cash payment per SLVO ETN equal to the greater of (A) zero and (B)(1) the Closing Indicative

Value on the applicable Early Redemption Valuation Date minus (2) the Early Redemption Charge, if applicable, and will be calculated by the Calculation Agent.

Payment Upon Acceleration

We have the right to accelerate the SLVO ETNs in whole or in part on any Business Day occurring on or after the Inception Date (an "Optional Acceleration"). In addition, if an Acceleration Event (as defined herein) occurs at any time with respect to the SLVO ETNs, we will have the right to accelerate all or any portion of the outstanding SLVO ETNs (an "Event Acceleration"). Upon an acceleration of all of the outstanding SLVO ETNs, you will receive a cash payment per SLVO ETN in an amount (the "Accelerated Redemption Amount") equal to the arithmetic average of the Closing Indicative Values of such SLVO ETNs during the Accelerated Valuation Period. If fewer than all of the outstanding SLVO ETNs are accelerated, the Accelerated Redemption Amount will be the Closing Indicative Value on the Accelerated Valuation Date. If less than all the SLVO ETNs are to be redeemed pursuant to an Optional Acceleration or an Event Acceleration, the trustee shall select, pro rata, by lot or in such manner as it deems appropriate and fair, the SLVO ETNs to be redeemed pursuant to such acceleration. SLVO ETNs may be accelerated in part in multiples of 50,000 SLVO ETNs, or an integral multiple of 50,000 SLVO ETNs in excess thereof. We will provide at least five (5) Business Days' notice of any SLVO ETNs to be accelerated and, in the case of any SLVO ETNs selected for partial redemption, the stated principal amount thereof to be redeemed. All provisions relating to the acceleration of the SLVO ETNs to be redeemed only in part, relate to the portion of the stated principal amount of SLVO ETNs which has been or is to be redeemed pursuant to these acceleration provisions.

Any payment you will be entitled to receive on the SLVO ETNs is subject to our ability to pay our obligations as they become due.

In the case of an Optional Acceleration of all outstanding SLVO ETNs, the "Accelerated Valuation Period" shall be a period of five (5) consecutive Trading Days specified in our notice of Optional Acceleration, the first Trading Day of which shall be at least two (2) Business Days after the date on which we give notice of such Optional Acceleration. In the case of an Event Acceleration of all outstanding SLVO ETNs, the "Accelerated Valuation Period" shall be a period of five (5) consecutive Trading Days, the first Trading Day of which shall be the day on which we give notice of such Event Acceleration (or, if such day is not a Trading Day, the next following Trading Day). In the case of an acceleration of less than all outstanding SLVO ETNs, the "Accelerated Valuation Date" will be the first Trading Day following the date of our notice of acceleration. The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date or the third Business Day following the last Trading Day in the Accelerated Valuation Period (such date, the "Acceleration Date"), as the case may be. We will give notice of any acceleration of the SLVO ETNs through customary channels used to deliver notices to holders of exchange traded notes.

Any SLVO ETNs previously redeemed by us at your or our option or accelerated following an Acceleration Event will be cancelled on the Early Redemption Date or the Acceleration Date, as applicable. Consequently, as of such Early Redemption Date or the Acceleration Date, as applicable, the redeemed SLVO ETNs will no longer be considered outstanding.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

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What will be the Intraday Indicative Value of the SLVO ETNs?

The "Intraday Indicative Value" of the SLVO ETNs will be calculated and published every fifteen (15) seconds on each Trading Day during normal business hours under the ticker symbol "SLVO.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market data vendor. The Intraday Indicative Value of the SLVO ETNs at any time is based on the most recent intraday level of the Index. At any time at which a Market Disruption Event has occurred and is continuing, there shall be no Intraday Indicative Value. If the Intraday Indicative Value of the SLVO ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value of the SLVO ETNs on that day, and all future days, will be zero.

Neither the Intraday Indicative Value nor the Closing Indicative Value of the SLVO ETNs is necessarily the same as the trading price of the SLVO ETNs in the secondary market at such time. The trading price of the SLVO ETNs at any time is the price at which you may be able to sell your SLVO ETNs in the secondary market at such time, if one exists. The trading price of the SLVO ETNs at any time may vary significantly from the Intraday Indicative Value and the Closing Indicative Value of the SLVO ETNs at such time. Paying a premium purchase price over the Indicative Value of the SLVO ETNs could lead to significant losses in the event the investor sells the SLVO ETNs at a time when such premium is no longer present in the market place or the SLVO ETNs are accelerated (including at our option). We may, without providing you notice or obtaining your consent, create and issue SLVO ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the SLVO ETNs. However, we are under no obligation to sell additional SLVO ETNs at any time, and we may suspend issuance of new SLVO ETNs at any time without providing you notice or obtaining your consent. If we stop selling additional SLVO ETNs, the price and liquidity of the SLVO ETNs could be materially and adversely affected, including an increase in the premium purchase price of the SLVO ETNs over the Intraday Indicative Value of the SLVO ETNs. Before trading in the secondary market, you should compare the Closing Indicative Value and Intraday Indicative Value with the then-prevailing trading price of the SLVO ETNs.

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How do you sell your SLVO ETNs?

We have listed the SLVO ETNs on Nasdaq under the ticker symbol "SLVO". If an active secondary market in the SLVO ETNs develops, we expect that investors will purchase and sell the SLVO ETNs primarily in this secondary market through the exchange on which such ETNs are listed. We have no obligation to maintain any listing on Nasdaq or any other exchange.

The trading price of the SLVO ETNs at any time is the price at which you may be able to sell your SLVO ETNs in the secondary market at that time. The trading price of the SLVO ETNs at any time may vary significantly from the indicative values of the SLVO ETNs at such time. Paying a premium purchase price over the indicative value of the SLVO ETNs could lead to significant losses in the event you sell your SLVO ETNs at a time when such premium is no longer present in the market place or your SLVO ETNs are repurchased by us (including pursuant to an acceleration at our option), in which case you will be entitled to receive a cash payment based on the Closing Indicative Value on the relevant Valuation Date(s).

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How do you offer your SLVO ETNs for redemption by Credit Suisse?

If you wish to offer your SLVO ETNs to Credit Suisse for redemption, your broker must follow the following procedures:

Deliver a notice of redemption, in substantially the form as Annex A (the "Redemption Notice"), to Credit Suisse via email or other electronic delivery as requested by Credit Suisse. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day will be the applicable "Early Redemption Valuation Date". Otherwise, the second following Trading Day will be the applicable Early Redemption Valuation Date. If Credit Suisse receives your Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, Credit Suisse will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. Credit Suisse or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective;

Cause your DTC custodian to book a delivery versus payment trade with respect to the SLVO ETNs on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing us; and

Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullets above in order for the redemption to be effected. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the SLVO ETNs in respect of such deadlines. If Credit Suisse does not (i) receive the Redemption Notice from your broker by 4:00 p.m. and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., on the Business Day prior to the applicable Early Redemption Valuation Date, such notice will not be effective for such Business Day and Credit Suisse will treat such Redemption Notice as if it was received on the next Business Day. Any redemption instructions for which Credit Suisse receives a valid confirmation in accordance with the procedures described above will be irrevocable.

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What are some of the risks of the SLVO ETNs?

An investment in the SLVO ETNs involves significant risks. Investing in the SLVO ETNs is not equivalent to investing directly in the Index or the Index Components. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in the applicable pricing supplement.

Uncertain Principal Repayment - The SLVO ETNs are designed for investors who seek exposure to the Index which is comprised of notional long positions in SLV Shares and notional short positions in the Options. The SLVO ETNs do not guarantee any return of principal. For each SLVO ETN, investors will receive a cash payment at maturity, upon early redemption or acceleration that will be linked to the performance of the Index times a Daily Index Factor and less a Daily Investor Fee. If the Index declines, investors should be willing to lose up to 100% of their investment. Any payment on the SLVO ETNs is subject to our ability to pay our obligations as they become due.

No Fixed Interest Payments - You will not receive any fixed periodic interest payments on the SLVO ETNs, and the amount of the monthly Coupon Payment is uncertain and could be zero. In addition, there is a substantial delay between the time the amount of any Distribution is determined and the date on which it is subtracted from the level of the Index and subsequently paid in the form of a Coupon Payment.

Credit Risk of the Issuer - Any payments you are entitled to receive on your SLVO ETNs are subject to the ability of Credit Suisse to pay its obligations as they become due.

Exposure to Risks Associated with the Underlying Assets - When you purchase the SLVO ETNs you are exposed not only to the risk associated with purchasing an SLVO ETN subject to the credit risk of the issuer but also to the risks of the underlying Index, the SLV Shares and the Options. Investors should fully comprehend that in exchange for the right to receive a variable monthly Coupon Payment depending on the notional premiums received in connection with the sale of the Options, investing in the SLVO ETNs also means unlimited exposure to any decline in the value of the SLV Shares.

A Trading Market for the SLVO ETNs May Not Develop - We have listed the SLVO ETNs on Nasdaq. If an active secondary market in the SLVO ETNs develops, we expect that investors will purchase and sell the SLVO ETNs primarily in this secondary market. We have no obligation to maintain any listing on Nasdaq or any other exchange.

The Intraday Indicative Value and the Closing Indicative Value are not the same as the closing price or any other trading price of the SLVO ETNs in the secondary market - The Intraday Indicative Value and the Closing Indicative Value of the SLVO ETNs are not the same as the closing price or any other trading price of the SLVO ETNs in the secondary market. The Closing Indicative Value will be published on each Trading Day under the ticker symbol "SLVO". The Intraday Indicative Value of the SLVO ETNs will be calculated and published every fifteen (15) seconds on each Trading Day during normal trading hours under the ticker symbol "SLVO.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor and is based on the most recent intraday level of the Index. The trading price of the SLVO ETNs at any time is the price at which you may be able to sell your SLVO ETNs in the secondary market at such time, if one exists. The trading price of the SLVO ETNs at any time may vary significantly from the Intraday Indicative Value of such SLVO ETNs at such time.

Paying a premium purchase price over the Intraday Indicative Value of the SLVO ETNs could lead to significant losses in the event one sells such SLVO ETNs at a time when such premium is no longer present in the market place or such SLVO ETNs are accelerated (including at our option) - Paying a premium purchase price over the Intraday Indicative Value of the SLVO ETNs could lead to significant losses in the event one sells such SLVO ETNs at a time when such premium is no longer present in the market place or such SLVO ETNs are accelerated (including at our option) in which case investors will receive a cash payment in an amount based on the Closing Indicative Value of the SLVO ETNs. We may, without providing you notice or obtaining your consent, create and issue SLVO ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the SLVO ETNs. However, we are under no obligation to sell additional SLVO ETNs at any time, and we may suspend issuance of new SLVO ETNs at any time without providing you notice or obtaining your consent. If we stop selling additional SLVO ETNs, the price and liquidity of the SLVO ETNs could be materially and adversely affected, including an increase in the premium purchase price of the SLVO ETNs over the Intraday Indicative Value of the SLVO ETNs. Before trading in the secondary market, you should compare the Closing Indicative Value and Intraday Indicative Value with the then-prevailing trading price of the SLVO ETNs.

Concentration Risk - The return on the SLVO ETNs is linked to the performance of the Index, which measures the return of a "covered call" strategy on SLV Shares and the option premiums generated from the sale of monthly call options on the SLV Shares less notional transaction costs incurred in connection with the covered call strategy. As a result, your investment reflects a concentrated exposure to a single asset and, therefore, could experience greater volatility than a more diversified investment and is exposed to significant market risks.

Limited participation in appreciation of the SLV Shares - Because a covered call strategy limits participation in any appreciation of the underlying asset, in this case the SLV Shares, above the strike price of the Option, the Index will not participate in any appreciation of the SLV Shares in excess of the strike price of the Options during their term. The Index's exposure to any decline in the value of the SLV Shares will not be limited. The use of options, which will limit participation in appreciation of the SLV Shares while maintaining full downside exposure, may render an investment in SLVO ETNs linked to the Index Components inappropriate as the focus of an investment portfolio.

The value of the SLVO ETNs will not track the price of silver - The SLVO ETNs should not be expected to track the price of silver because of the fees and expenses applied to each of the SLV Shares and the SLVO ETN as well as the design of the Index methodology which limits upside participation in any appreciation of the SLV Shares. The expenses of the SLV Shares are accrued daily and currently reflect an annual expense ratio of 0.50%. The level of the Index is reduced by notional transaction costs and the value of the SLVO ETNs is reduced by the Investor Fee. As a result, the performance of the SLVO ETNs will not mirror the performance of the price of silver.

Volatility risk - The SLVO ETNs are exposed to volatility risk related to the SLV Shares and the Options. Greater expected volatility with respect to the SLV Shares indicates an increased risk that investors will not participate fully in any appreciation in the price of the SLV Shares and an increased risk of loss of principal on the SLVO ETNs as the result of declines in the price of the SLV Shares.

Commodity prices, including the price of silver, are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Index - The SLV Shares seek to mirror the price of silver bullion, before fees and expenses. The price of silver bullion is primarily affected by the global demand for and supply of silver. The market for silver bullion is global, and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is usually quoted), actions that may be taken to influence the strength of global currencies relative to the U.S. dollar, interest rates, silver borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. These and other factors may affect the level of the Index, and thus the value of the SLVO ETNs, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in SLVO ETNs linked to the Index inappropriate as the focus of an investment portfolio.

The correlation between the performance of the SLV Shares and the price of silver may be imperfect - A discrepancy may exist between the performance of the SLV Shares and the price of silver. The SLV shares seek to mirror the price of silver bullion, before fees and expenses. The expenses of the SLV Shares are accrued daily and currently reflect an annual expense ratio of 0.50%. In addition, because the SLV Shares are traded on an exchange and are subject to market supply and investor demand, the market value of one SLV Share may differ from the net asset value per SLV Share. Because of these potential discrepancies, the performance of the SLV Shares may not correlate with the return on silver over the same period.

Termination of the iShares® Silver Trust could adversely affect the value of the SLVO ETNs - The iShares® Silver Trust may terminate and liquidate. If the iShares® Silver Trust is terminated and liquidated, such termination and liquidation could occur at a time which is disadvantageous to you, such as when the price of silver is lower than the price of silver at the time when you purchased your SLVO ETNs. In such circumstances, the Calculation Agent may have discretion with respect to identifying a successor index or determining the value of your SLVO ETNs and any action taken by the Calculation Agent may have an adverse impact on the value of your SLVO ETNs.

You will not have any rights in the SLV Shares, in call options relating to such shares or in silver bullion - As an owner of the SLVO ETNs, you will not have rights that holders of the SLV Shares or in any call options on the SLV Shares may have. In addition, you will have no ownership interest in silver bullion, the price of which the SLV Shares seek to track. Any amounts due to you under the terms of the SLVO ETNs will be paid in cash, subject to the ability of the issuer to satisfy its obligations as they become due, and you will have no right to receive delivery of any components of the Index.

Potential conflicts - We and our affiliates play a variety of roles in connection with the issuance of the SLVO ETNs, including acting as Calculation Agent and Index Sponsor and hedging our obligations under the SLVO ETNs. In performing these roles, the economic interests of the Calculation Agent, Index Sponsor, and other affiliates of ours are potentially adverse to your interests as an investor in the SLVO ETNs.

Many economic and market factors will affect the value of the SLVO ETNs - In addition to the level of the Index on any day, the value of the SLVO ETNs will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the level of the Index at any time,

the expected volatility of the Index,

the volatility of the Index Components or of any options or futures contracts relating to the Index or the Index Components,

the liquidity of the Index Components or any options or futures contracts relating to the Index or the Index Components,

economic, financial, regulatory, political, judicial, military and other events that affect commodities markets generally, the Index or the relevant options contracts relating to the Index and the Index Components, supply and demand for the SLVO ETNs in the secondary market, including but not limited to, inventory positions with any market maker or other person or entity who is trading the SLVO ETNs (supply and demand for the SLVO ETNs will be affected by the total issuance of SLVO ETNs, and we are under no obligation to issue additional SLVO ETNs to increase the supply), global supply and demand for silver, which is influenced by such factors as forward selling by producers, purchases made by producers to unwind hedge positions, other purchases and sales and production and cost levels in silver producing countries, interest and yield rates and rate spreads in the markets,

the time remaining until your SLVO ETNs mature,

and the actual or perceived creditworthiness of Credit Suisse.

Requirements on redemption by Credit Suisse - You must offer at least the applicable Minimum Redemption Amount of your SLVO ETNs to Credit Suisse and satisfy the other requirements described herein for your offer for redemption to be considered.

Your offer for redemption is irrevocable - You will not be able to rescind your offer for redemption after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

The SLVO ETNs may be accelerated at our option, in whole or in part, at any time - Credit Suisse may accelerate your SLVO ETNs in whole or in part at any time on or after the Inception Date, and upon any such acceleration you may receive less than, and possibly may lose all of, your original investment in the SLVO ETNs.

The Maturity Date of the SLVO ETNs may be extended at our option - The scheduled Maturity Date is initially April 21, 2033. We may at our option extend the maturity of the SLVO ETNs for up to two (2) additional five-year periods.

Uncertain tax treatment - No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the SLVO ETNs. There is no direct authority dealing with securities such as the SLVO ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid financial contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the SLVO ETNs. Potential investors should consult their tax advisors regarding the United States federal income tax consequences of an investment in the SLVO ETNs, including possible alternative treatments.

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Is this the right investment for you?

The SLVO ETNs may be a suitable investment for you if you understand and acknowledge each of the following:

You seek an investment with a return linked to the performance of the Index which is comprised of notional long positions in SLV Shares and notional short positions in the Options.

You are familiar with covered call strategies and understand the investment strategy underlying the Index and are willing to be exposed to notional long positions in SLV Shares, notional short positions in the Options and the risks associated with options transactions.

You seek an investment with variable periodic payments, which may be zero and are dependent on the monthly call premium earned on the sale of the notional call options.

You are willing to accept the risk of fluctuations in the price of silver generally and the price of the SLV Shares, the value of the related Options and the level of the Index in particular.

You understand that the trading price of the SLVO ETNs at any time may vary significantly from the Intraday Indicative Value and the Closing Indicative Value of the SLVO ETNs at such time and that paying a premium purchase price over the Indicative Value of the SLVO ETNs could lead to significant losses in the event you sell the SLVO ETNs at a time when such premium is no longer present in the market place or the SLVO ETNs are accelerated (including at our option).

You are willing to actively and frequently monitor your investment in the SLVO ETNs.

You accept the risk that Credit Suisse may accelerate all or a portion of your SLVO ETNs at any time.

You have sufficient knowledge and experience to evaluate how the SLVO ETNs may perform under different conditions and the merits and risks of an investment in the SLVO ETNs.

You believe the level of the Index will increase by an amount sufficient to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over your intended holding period of the SLVO ETNs and to provide you with a satisfactory return on your investment during the time you hold the SLVO ETNs.

You are willing to accept that the strategy of the Index limits the upside participation in any appreciation in the value of the SLV Shares while exposure to any decline in the value of the SLV Shares will not be limited.

You believe that the price of the SLV Shares will not increase by an amount that exceeds the Option strike prices over your intended holding period of the SLVO ETNs.

You do not seek a guaranteed return of principal and understand that if the Index declines, you may lose up to 100% of your investment.

You have sufficient financial resources and liquidity to bear the risks of an investment in the SLVO ETNs, including the risk of loss of such investment.

You understand that the Daily Investor Fees and the Early Redemption Charge, if applicable, will reduce your return (or increase your loss, as applicable) on your investment.

You are willing to make an investment in the SLVO ETNs, the payments on which depend on the creditworthiness of Credit Suisse AG, as issuer of the SLVO ETNs.

The SLVO ETNs may not be a suitable investment for you if:

You do not seek an investment with a return linked to the performance of the Index which is comprised of notional long positions in SLV Shares and notional short positions in the Options.

You are not familiar with covered call strategies and do not understand the investment strategy underlying the Index or are not willing to be exposed notional long positions in SLV Shares, notional short positions in the Options and risks associated with options transactions.

You seek fixed periodic interest payments on your investment and are not willing to accept variable periodic payments, which may be zero and are dependent on the monthly call premium earned on the notional sale of call options.

You are not willing to be exposed to fluctuations in the price of silver, the price of the SLV Shares, the value of the Options and the level of the Index.

You are not willing to be exposed to the trading price of the SLVO ETNs which, at any time, may vary significantly from the Intraday Indicative Value and the Closing Indicative Value.

You are not willing to actively and frequently monitor your investment in the SLVO ETNs.

You are not willing to accept the risk that Credit Suisse may accelerate all or a portion of your SLVO ETNs at any time.

You do not have sufficient knowledge and experience to evaluate how the SLVO ETNs may perform under different conditions or the merits and risks of an investment in the SLVO ETNs.

You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over your intended holding period of the SLVO ETNs.

You seek an investment that does not limit the upside participation in any appreciation in the value of the SLV Shares or one that limits exposure to any decline in the value of the SLV Shares.

You believe that the value of the SLV Shares will either (i) decline by an amount that exceeds the monthly notional call option premiums reflected in the Index or (ii) appreciate above the strike price of the notional Options.

You seek a guaranteed return of principal.

You do not have sufficient financial resources and liquidity to bear the risks of an investment in the SLVO ETNs, including the risk of loss of such investment, and prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

You do not want to pay Daily Investor Fees and the Early Redemption Charge, if applicable, which are charged on the SLVO ETNs and will reduce your return (or increase your loss, as applicable) on your investment.

You are not willing to be exposed to the credit risk of Credit Suisse AG, as issuer of the SLVO ETNs.

Investors considering purchasing SLVO ETNs should be experienced with covered call strategies and options and the risks associated with options transactions and should reach an investment decision only after carefully considering, with their advisers, the suitability of the SLVO ETNs in light of their particular circumstances.

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Does an investment in the SLVO ETNs entitle you to any ownership interests in the Index Components comprising the Index?

No. An investment in the SLVO ETNs does not entitle you to any ownership interest or rights in the Index Components comprising the Index. You will not have any interests or rights with respect to any Index Component as a result of your ownership of the SLVO ETNs.

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Will the SLVO ETNs be distributed by our affiliates?

Our affiliate, Credit Suisse Securities (USA) LLC ("CSSU"), a member of the Financial Industry Regulatory Authority ("FINRA") will participate in the initial distribution of the SLVO ETNs on the initial settlement date and will likely participate in any future distribution of the SLVO ETNs. CSSU is expected to charge normal commissions for the purchase of any SLVO ETNs and may also receive all or a portion of the Investor Fee. Any offering in which CSSU participates will be conducted in compliance with the requirements set forth in Rule 5121 of the Conduct Rules of FINRA regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121 of the Conduct Rules of FINRA, CSSU may not make sales in offerings of the SLVO ETNs to any of its discretionary accounts without the prior written approval of the customer.

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What is the United States federal income tax treatment of an investment in the SLVO ETNs?

Please refer to "Material United States Federal Income Tax Considerations" in the applicable pricing supplement for a discussion of material United States federal income tax considerations for making an investment in the SLVO ETNs.

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What is the role of our affiliates?

Our affiliate, CSSU, is the underwriter for the offering and sale of the SLVO ETNs. After the initial offering, CSSU and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the SLVO ETNs to create a secondary market for holders of the SLVO ETNs, and may engage in other activities described in the section "Supplemental Plan of Distribution (Conflicts of Interest)" in the applicable pricing supplement, the accompanying prospectus supplement and prospectus. However, neither CSSU nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, CSI, will act as the Calculation Agent for the SLVO ETNs. As the Calculation Agent, CSI will make determinations with respect to the SLVO ETNs. The determinations may be adverse to you.

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Can you tell me more about the effect of Credit Suisse's hedging activity?

We expect to hedge our obligations under the SLVO ETNs through one or more of our affiliates. This hedging activity will likely involve purchases or sales of SLV Shares and listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the SLV Shares. We or our affiliates will maintain, adjust or unwind our hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, including on or before any Valuation Date. We, our affiliates or third parties with whom we transact may also enter into, maintain, adjust and unwind hedging transactions relating to other securities whose returns are linked to the Index or the Index Components. Any of these hedging activities could affect the value of the SLV Shares and the Options, and accordingly the value of your SLVO ETNs and the amount we will pay on the SLVO ETNs determined on the Final Valuation Date, or, in the case of early redemption or acceleration of the SLVO ETNs, the relevant Valuation Date. Moreover, this hedging activity may result in our or our affiliates' or third parties' receipt of a profit, even if the market value of the SLVO ETNs declines.

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Does ERISA impose any limitations on purchases of the SLVO ETNs?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the SLVO ETNs as long as either (A)(1) no CSSU affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the SLVO ETNs or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the SLVO ETNs or (B) its acquisition and holding of the SLVO ETNs is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the SLVO ETNs if the account, plan or annuity is for the benefit of an employee of CSSU or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of SLVO ETNs by the account, plan or annuity.

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